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                                                              (LIGHTBRIDGE LOGO)

                       LIGHTBRIDGE ANNOUNCES RESTRUCTURING

BURLINGTON, MA - SEPTEMBER 14, 2004 -- Lightbridge, Inc. (Nasdaq: LTBG), a leading provider of value-added transaction processing solutions, today announced a restructuring of its business in order to lower overall expenses to better align them with future revenue expectations.

The restructuring consists of a total workforce reduction of about 65 positions together with cuts to overhead spending. Excluding the Company's call center workforce, this represents a 12 percent employee reduction. Today's action is expected to produce approximately $8.0 million in annual pre-tax savings.

For the third quarter of 2004, the Company expects to record a restructuring charge of approximately $2.0 million associated with the workforce reduction.

Robert Donahue, President and Chief Executive Officer commented, "Downsizing and realigning the Company's infrastructure is the first step in positioning Lightbridge to take full advantage of its core competencies in the markets it serves. Our focus going forward will be on growing revenue, increasing productivity and managing costs so we can produce returns on our investments that are in line with shareholder expectations. Today's action, which affects Lightbridge employees, is regrettable but necessary, if we are to fulfill our commitment to increase shareholder value."

THIRD QUARTER 2004 GUIDANCE

The Company reaffirmed its revenue guidance of $31.5 - $33.0 million for the third quarter of 2004. The Company's previously issued guidance of a ($0.09) - ($0.13) loss per share for the third quarter of 2004 will be increased by a ($0.07) loss per share related to the restructuring charge.
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THIRD QUARTER 2004 RESULTS:  WEBCAST INFORMATION

Lightbridge has scheduled its webcast and conference call to discuss its Third Quarter 2004 financial results for Wednesday, October 27, 2004 at 9:00 A.M.
(EDT).

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                                    ACCESS TO LIVE CALL           REPLAY OF CALL
                          -  Go to: www.lightbridge.com

                          -  Click on Investor Relations     Avail. until 11/3/2004
Internet users               section and follow prompts to
                             listen to webcast over the
                             Internet

                             888-802-8576                    877-519-4471
                                                             Passcode: 4914989
U.S. dial-in
                                                             Avail. until 11/3/2004

                             973-935-8515                    973-341-3080
                                                             Passcode: 4914989
International dial-in
                                                             Avail. until 11/3/2004
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ABOUT LIGHTBRIDGE

Lightbridge, Inc. (Nasdaq: LTBG) is a leading transaction processing company that businesses trust to manage customer transactions. Lightbridge adds value to fraud prevention, credit qualification, payment authorization, billing, and enhanced voice and data services. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com or call 1-800-LIGHTBR.

LIGHTBRIDGE AND THE LIGHTBRIDGE LOGO ARE REGISTERED TRADEMARKS OF LIGHTBRIDGE, INC. ALL OTHER TRADEMARKS AND REGISTERED TRADEMARKS ARE THE PROPERTIES OF THEIR RESPECTIVE OWNERS.

Forward-looking Statements

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company's objectives, plans, strategies and commitments for the future including, without limitation, its focus on growing revenue, increasing productivity and managing costs and its commitment to increasing shareholder value, the financial impact of the Company's restructuring and the third quarter of 2004 financial guidance for the Company are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company's revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications industry, (v) uncertainties about the Company's ability to execute on, and about the impact on the Company's business and operations of, its objectives, plans, strategies or commitments as a result of potential technological, operational, market or competitive factors, or the acquisition of Authorize.Net, (vi) the impact of restructuring and other charges on the Company's business and operations, (vii) integration, employee retention,
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recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, (viii) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission including, without limitation, its 2003 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Company undertakes no obligation to update any forward-looking statements.

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Contacts

         SUSAN GRIFFIN                    GLEN ZIMMERMAN

         Investor Relations               Media Relations
         Lightbridge, Inc.                Lightbridge, Inc.
         781/359-4854                     781/359-4705

         sgriffin@lightbridge.com         gzimmerman@lightbridge.com